EXHIBIT 99.1



                             DELTA ACQUISITION LLC
                               (ARBN 099 040 507)

                          A WHOLLY OWNED SUBSIDIARY OF

                           NEWMONT MINING CORPORATION
                               (ARBN 098 955 741)

              NOTICE OF VARIATION INCREASING CONSIDERATION OFFERED

TO:     Normandy Mining Limited

AND TO: Each person to whom Delta Acquisition LLC has made an off-market offer dated 20 December 2001.

1. INTERPRETATION

Terms defined in the Bidder's Statement dated 20 December 2001 given by Delta Acquisition LLC to Normandy Mining Limited have the same meaning where used in this Notice of Variation.

2. VARIATION

Delta gives notice that it varies its Offers by increasing the cash component of the Offers from 40 Australian cents for each Normandy Share to 50 Australian cents for each Normandy Share.

Accordingly, the Offers set out in Section 2 of the Bidder's Statement are varied as follows:

(a) by deleting each of the references to "A$0.40 for each of Your Normandy Shares" in Section 2.1 of the Bidder's Statement, and replacing it with a reference to "A$0.50 for each of Your Normandy Shares"; and

(b) by deleting the reference to "A$40" on the Acceptance Form and replacing it with "A$50".

All other references in the Bidder's Statement to a cash consideration of A$0.40 per or for each Normandy Share should be read as references to A$0.50 per or for each Normandy Share.

3. SOURCE OF CASH CONSIDERATION

The maximum amount of additional cash consideration that would be payable under the Offers as a result of the increase referred to in paragraph 2, assuming that all Normandy Options are exercised prior to the conclusion of the Offer Period and acceptances are received in respect of all Normandy Shares, including those issued pursuant to the Normandy Options, is approximately A$225,440,000.

The Delta Facility, which is referred to in Section 13.4(iii) of the Bidder's Statement, has been amended to provide that the additional funds required as a result of the variation will be provided to Delta by Newmont. Newmont will provide these funds by drawing down the Revolving Credit Facilities referred to in Section 13.4(iv) of the Bidder's Statement. As at the date of this document, the Revolving Credit Facilities are undrawn. The amount of US$600 million is available to Newmont under the Revolving Credit Facilities.

4. LODGMENT WITH ASIC

A copy of this notice was lodged with the ASIC on 10 January 2002. ASIC takes no responsibility for the contents of this notice.


                                   * * * * *

The signatories to this Notice of Variation, being authorised officers of Delta, have been authorised to sign this Notice of Variation pursuant to a resolution passed at a meeting of the authorised officers of Delta.

Dated: 10 January 2002





/s/ Bruce Hansen                               /s/ W Durand Eppler
Bruce Hansen                                   W Durand Eppler




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